Exhibit 10.17

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS

AND SERVICES

THIS LICENSE AGREEMENT (“Agreement”), dated the 24th day of March, 2006 (the “Effective Date”), by and between McKesson Information Solutions LLC (“McKesson”), with offices at 5995 Windward Parkway, Alpharetta, Georgia, 30005 and Addus HealthCare, Inc. (“Customer”) with offices at 2401 S. Plum Grove Road, Palatine, IL 60067. For all Software licensed under this License Agreement, the applicable Contract Supplement (“CS”) or Attachment shall specify: (i) the Software, (ii) the Equipment, (iii) the Services, (iv) the Fees, and (v) the number of Concurrent Users, (vi) the Facility(ies), and (vii) such other mutually agreed upon information, if any.

1. LICENSE.

1.1 McKesson hereby grants to Customer and its wholly-owned subsidiaries a perpetual, non-exclusive, non-transferable (except as set forth in Section 10.1) license to use the object code version of the Software on the Equipment located at Customer’s Facility (i) solely for the benefit of Permitted Users and (ii) if applicable, by the number of Concurrent Users, regardless of location, provided that such access and use of the Software is relevant to the business relationship with Customer, and in a manner consistent with Customer’s own internal business purposes. In this Agreement (a) “Documentation” means user guides and operating manuals, whether in print or machine-readable media, in effect as of the date of shipment; (b) “Facility” means the health facilities owned or operated by or associated with Customer; (c) “Concurrent User” means a Permitted User identified by a unique user ID, issued by Customer, and who is one user out of a maximum number of users permitted to access the Software simultaneously; (d) “Live Date” means the date that the Software is first used in an operational, non-test environment, utilizing actual patient data, unless said use is delayed at Customer’s request or through no fault of McKesson, in which case the Live Date shall mean the date specified in the implementation workplan upon which said Software would have been available for use in a live, operational environment but for the delay; (e) “Software” means such computer programs listed on a CS or Attachment and any updates, enhancements, modifications, versions, releases and upgrades thereto provided by McKesson under this Agreement; (f) “Permitted User” means, with respect to any Software identified in a CS or Attachment, (i) any employee of Customer, (ii) any physician with patient admitting privileges at a Facility for which the Software is licensed, (iii) any employee of such physician, (iv) any medical professional who is authorized to perform services for Customer at a Facility, and (v) any agent, student, volunteer or independent contractor of Customer to the extent that such persons need to use such Software in connection with Customer’s own internal business purposes as permitted under this Agreement, and who are bound by confidentiality terms no less restrictive than those contained in Section 4.1 herein; and (g) “Equipment” means the computer equipment identified in a CS or Attachment that Customer purchases from McKesson.

1.2 The Software may be transferred for up to thirty (30) days to a backup computer if the Equipment is inoperative. Customer may make and use additional copies of Software and Documentation as reasonably necessary to use the Software and for testing, disaster recovery, back-up, or archival purposes. Customer shall not rent, lease or provide remote computer services or distribute the Software, or permit the use of the Software by an outsource or facility management service to any third party, without the prior written consent of McKesson, which will not be unreasonably withheld. McKesson’s consent will be deemed to be reasonably withheld, among other possible reasons, if (i) the third party makes commercially available products that are competitive with any McKesson products or (ii) the third party is an entity or is affiliated with an entity that has previously violated McKesson’s nondisclosure agreement or shown similar disregard with respect to McKesson’s or McKesson’s affiliates’ intellectual property. The Software or Documentation may not be copied or used other than as permitted by this Agreement.

1.3 As soon as practicable after signing the applicable CS or Attachment, McKesson shall deliver the Software and one copy of Documentation to the designated site. Customer does not have a license to, and is not permitted to use in any way, any other McKesson software delivered to Customer by McKesson other than the Software licensed under the applicable CS or Attachment.

1.4 Software Testing Period. Customer will have the right to test any Software delivered by McKesson hereunder to ensure that it performs in all material respects in accordance with the applicable Documentation. Such testing will commence on the Software delivery date and will end sixty (60) days after the Live Date (the “Software Testing Period”) unless, prior to the expiration of the Software Testing Period, Customer provides McKesson with a reasonably detailed written report that identifies any material nonconformities in the performance of the Software from the Documentation (“Error Report”). In such event, the Software Testing Period will continue until McKesson corrects all nonconformities identified in an Error Report to the extent necessary in order for the Software to perform in all material respects in accordance with the applicable Documentation.

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

2. SOFTWARE MAINTENANCE.

2.1 Software Maintenance Services (“Software Maintenance Services”) shall include, for the two (2) most current releases of the Software, corrections of Software or Documentation due to defects or errors in the Software or Documentation, as applicable, and improvements to existing functionality provided by McKesson after the Software delivery date but not otherwise separately priced or marketed by McKesson. McKesson and Customer shall comply with McKesson’s written Software Maintenance Services procedures as contained in the McKesson Support Manual incorporated herein by reference, as may be reasonably modified from time to time. In addition, McKesson shall provide the services set forth on a CS or Attachment with respect to the particular Software licensed, if any.

2.2 McKesson shall provide, and Customer shall pay for, Software Maintenance Services for a period of two (2) years (the “Initial Software Maintenance Term”), beginning upon execution of the applicable CS or Attachment, Software Maintenance Services Fees are set forth on the CS or Attachment and, unless set forth otherwise in the applicable CS, shall be payable on a monthly basis on the first (1st) day of each calendar month and be pro-rated on a daily basis using a 365-day year. Unless set forth otherwise in the applicable CS, following the expiration of the Initial Software Maintenance Term, and subject to Customer’s payment of the applicable Software Maintenance Services fees (except for any such fees that are the subject of a reasonable, good-faith dispute by Customer), McKesson will continue to provide Software Maintenance Services for successive, automatically renewable one (1) year periods (“Renewal Terms”) unless either party provides the other party with written notice of termination of Software Maintenance Services no less than three (3) months prior to the end of the Initial Software Maintenance Term or three (3) months prior to the end of the applicable Renewal Term. Notwithstanding the foregoing, McKesson may suspend Software Maintenance Services for nonpayment of any sums owed to McKesson which are undisputed and ninety (90) days or more past due. McKesson may, effective one (1) year after execution of the applicable CS or Attachment and during any Renewal Term, increase the Annual Software Maintenance Services Fee for any Software once a year by the lower of (a) four percent (4%), or (b) the annual percentage increase in the ECI Index for White Collar Workers.

3. SOURCE CODE RIGHTS.

3.1 Source Code Escrow. As further described in the applicable CS, Customer shall be entitled, at its sole expense, to have the source code for all licensed, Generally Available McKesson-owned Software escrowed with McKesson’s nationally recognized escrow agent.

3.2 Source Code Release. During the Initial Software Maintenance Term and any applicable Renewal Term, McKesson agrees that in the event it (i) fails to cure a material breach of its Software Maintenance Services obligations hereunder or (ii) discontinues Software Maintenance Services for the applicable Software for its customers in general, McKesson, upon Customer’s written request, shall deliver to Customer, for all Generally Available McKesson-owned Software, source code and Documentation of every kind and nature necessary for Customer to operate said Software solely in accordance with the terms of this Agreement (“Released Source Code”).

3.3 Source Code License. If Customer obtains the Released Source Code in accordance with Section 3.2, then, subject to the terms and conditions of this Agreement, McKesson hereby grants Customer a nonexclusive, nontransferable (except as provided in Section 10.1 of this Agreement), perpetual license to use and modify the Released Source Code for the sole purpose of correcting errors and bugs in the Software. Any such rights will be limited to Individuals to whom access is necessary to accomplish said permitted use of the Released Source Code.

3.4 Confidential Treatment. Customer will treat the Released Source Code as McKesson Confidential Information under Section 4 below, provided that McKesson may condition Customer’s continued use of the Released Source Code upon Customer’s agreement to comply with, and actual compliance with, reasonable precautions specified by McKesson to avoid unauthorized use or disclosure of the Released Source Code.

4. CONFIDENTIALITY.

4.1 Each party (the “Discloser”) may disclose to the other party (the “Recipient”) certain non-public information relating to the Discloser’s business, including technical, marketing, financial, personnel, planning, medical records and other information that is marked confidential or which the Recipient should reasonably know to be confidential given the nature of the information and the circumstance of disclosure (“Confidential Information”). Confidential Information of each party shall also include the terms of this Agreement and each CS, but not the existence and general nature of this Agreement and each CS. Confidential Information will not include any Information:

(a) lawfully obtained or created by the Recipient independently of, and without use of, Discloser’s Confidential Information and without breach of any obligation of confidence; or

(b) that is in or enters the public domain without breach of any obligation of confidence.

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

4.1.1 Except as expressly permitted by this Agreement, the Recipient will:

(a) not disclose Discloser’s Confidential Information except (i) to the employees or contractors of the Recipient to the extent that they need to know that Confidential Information for the purpose of performing the Recipient’s obligations under this Agreement, and who are bound by confidentiality terms with respect to that Confidential Information no less restrictive than those contained in this Section 4; or (ii) as required to be disclosed by law, to the extent required to comply with that legal obligation, provided that the Recipient will promptly notify the Discloser of such obligation;

(b) use the Discloser’s Confidential Information only for the purpose of performing Recipient’s obligations under this Agreement; and

(c) use all reasonable care in handling and securing the Discloser’s Confidential Information, and employ all reasonable data security measures that the Recipient ordinarily uses with respect to its own proprietary information of similar nature and importance.

4.1.2 The Recipient will return to the Discloser, and destroy or erase all of the Discloser’s Confidential Information in tangible form, upon the expiration or termination of this Agreement, and the Recipient will promptly certify in writing to the Discloser that it has done so.

4.2 McKesson agrees to the obligations set forth on Exhibit 1 attached hereto.

4.3 Customer may terminate the Agreement and any other agreement that requires the use of PHI if McKesson has violated a material term of Exhibit 1 to this Agreement and has failed to cure such breach within thirty (30) days after Customer has provided McKesson with prompt written notice of such material breach.

5. PROPRIETARY RIGHTS.

5.1 All Software and Documentation, and any modifications or copies thereof, are proprietary and protected by copyright and/or trade secret law and no ownership rights are transferred by this Agreement. All proprietary notices incorporated in, marked on, or affixed to a Software or other Confidential Information by McKesson or its suppliers shall be duplicated by Customer on all copies of all or any part of the Software and shall not be altered, removed or obliterated. Customer shall not reverse reengineer, reverse assemble or reverse compile any Software or part thereof. All changes, modifications or improvements made or developed with regard to the Software by McKesson shall remain the property of McKesson.

6. WARRANTY.

6.1 McKesson warrants that (a) so long as all undisputed Fees related to the Software have been paid in full when due, the Software (excluding any programming changes made by Customer), when operating on the Equipment, will be capable of performing in all materials respects in accordance with all functional specifications set forth in the Documentation; and (b) as delivered to Customer, the Software does not contain any virus, worm, trap door, back door, timer or other device that would interfere or disrupt the use of the Software in accordance with the Documentation or that would corrupt or erase any data. McKesson warrants that McKesson shall not insert any such devices into the Software and McKesson shall use all reasonable practices and security measures necessary to prevent or avoid the insertion of such devices. In the event such device is found in the Software, McKesson will, at no charge, remove such device and repair any damage caused thereby at the request of Customer, provided that if such device did not originate through a breach of the representation and warranties in this Section 6.1, or otherwise through McKesson, McKesson may invoice Customer for such services at McKesson’s then-current rates.

6.2 Customer’s sole and exclusive remedy for breach of any of the foregoing warranties shall be either repair or replacement of the defective materials; provided, however, that if McKesson does not repair or replace any such defective materials within a commercially reasonable time period, Customer may pursue any available remedies.

6.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MCKESSON MAKES NO OTHER WARRANTY OF ANY KIND WHATEVER, EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY MCKESSON AND EXCLUDED FROM THIS AGREEMENT.

7. INTELLECTUAL PROPERTY INFRINGEMENT.

McKesson agrees to defend or settle at McKesson’s own expense any action or other proceeding asserted against Customer alleging that any Software or Documentation infringes any U.S. copyright, trademark, patent or trade secret of a third-party, provided McKesson is given prompt written notice of, and full and complete authority, information and assistance (at McKesson’s sole cost and expense) in the defense of, such claim, suit or proceeding. McKesson shall not be responsible for the cost of any settlement of any such claim, suit or proceeding made without the written consent of McKesson. In addition, and at the sole option and expense of McKesson, McKesson may, at any time after any such claim has been asserted, and shall, in the event any Software is held to constitute an infringement, either procure for Customer the right to continue using that Software, or replace or modify that Software so that it becomes non-infringing, provided that such replacement or modified Software has the same functional characteristics as the infringing Software, or, if the prior two remedies are commercially impractical in McKesson’s

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

reasonable opinion, then McKesson may take possession of the affected Software and terminate Customer’s rights and McKesson’s obligations under this Agreement in respect of such Software, and upon any such termination refund to Customer a portion of the fees paid for that Software based upon a seven (7) year straight-line depreciation, with depreciation deemed to have commenced on the corresponding Live Date, as well as all Implementation Services fees paid by Customer for the affected Software and a pro-rated portion of any pre-paid but unused Software Maintenance services fees for the affected Software, if any. Customer may engage its own counsel, at its own expense, to advise Customer in connection with any such claim, suit or proceeding. McKesson shall not be liable to Customer under the terms of this Paragraph or otherwise if any infringement or claim (a) is based upon the use of any Software in violation of this Agreement, or (b) is based upon the use of any Software in combination with any software other than programs licensed by McKesson to Customer for such use (and such infringement would not have occurred but for such combination), or (c) arises solely from a Software customization performed by McKesson for Customer based upon Customer’s ideas, designs, or specifications (and such infringement would not have occurred but for such customization). The foregoing provisions state McKesson’s sole and exclusive obligations and Customer’s sole and exclusive remedies with respect to Software and Documentation infringement.

8. LIMITATION OF LIABILITY.

8.1 Except as provided in Section 7, MCKESSON’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT WITH RESPECT TO ANY SOFTWARE, EQUIPMENT OR SERVICES DELIVERED UNDER ANY CONTRACT SUPPLEMENT WILL BE LIMITED TO THE TOTAL FEES PAID (LESS ANY REFUNDS OR CREDITS) BY CUSTOMER TO MCKESSON UNDER SUCH CONTRACT SUPPLEMENT. EXCEPT FOR (A) CUSTOMER’S PAYMENT OBLIGATIONS OR (B) LIABILITY ARISING FROM CLAIMS OF VIOLATION OF THE SCOPE OF USE OF THE LICENSE, CUSTOMER’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO THE TOTAL FEES PAID AND PAYABLE BY CUSTOMER TO MCKESSON UNDER THE RELEVANT CONTRACT SUPPLEMENT (INCLUDING ALL FEES FOR SOFTWARE LICENSES, SOFTWARE MAINTENANCE SERVICES, AND IMPLEMENTATION AND EDUCATION AND RELATED SERVICES).

8.2 IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER, IN CONNECTION WITH, OR RELATED TO THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE EXCLUSION OF DAMAGES IN THIS SECTION 8.2 WILL NOT APPLY TO (i) ANY LIABILITY OF MCKESSON UNDER SECTION 7 OR (ii) ANY LIABILITY OF CUSTOMER ARISING OUT OF OR RELATED TO INFRINGEMENT OF MCKESSON’S OR MCKESSON’S LICENSOR’S INTELLECTUAL PROPERTY OR VIOLATIONS OF THE SCOPE OF THE USE OF THE LICENSE(S) GRANTED HEREUNDER.

8.3 THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING LIMITATIONS OF LIABILITY ARE A CONDITION AND MATERIAL CONSIDERATION FOR THEIR ENTRY INTO THIS AGREEMENT.

9. EQUIPMENT

9.1 Purchase of Equipment

9.1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement and each applicable CS (including without limitation payment of the applicable amounts pursuant to each applicable CS), McKesson agrees to sell to Customer, and Customer agrees to purchase from McKesson, the Equipment.

9.1.2 Third-Party Supply. Subject to the provisions of Section 1 governing the use of Software, Customer may acquire equipment to operate the Software directly from a vendor other than McKesson (“Third-Party Vendor”), subject to the following conditions:

(a) Prior to acquiring any such equipment from a Third-Party Vendor (“Third-Party Equipment”), Customer will: (i) obtain a price quotation from the Third-Party Vendor; (ii) permit McKesson to match the Third-Party Vendor’s quotation; and (iii) purchase from McKesson corresponding equipment if McKesson offers Customer the same or better terms as the Third-Party Vendor’s quotation.

(b) If McKesson timely makes such an offer for corresponding equipment to Customer, then the parties will execute a CS under which Customer will purchase such equipment from McKesson (in lieu of a Third-Party Vendor).

9.1.3 Certification of Third-Party Equipment. If Customer acquires any Third-Party Equipment upon which it Intends to operate the Software, then prior to using it to operate the Software, Customer will either (i) make available such Third-Party Equipment to McKesson for testing and certification based on McKesson’s applicable hardware specifications for operation of the Software and will pay McKesson the applicable equipment testing and certification fees and expenses, (ii) obtain McKesson’s written approval to use such

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

Third-Party Equipment to operate the Software or (iii) certify to McKesson in writing that such Third-Party Equipment meets McKesson’s published hardware specifications and minimum operating requirements or such other applicable hardware specifications and minimum operating requirements provided to Customer by McKesson in writing. If McKesson determines that the Third-Party Equipment complies with such specifications, then McKesson will certify compliance to Customer.

9.2 Delivery, Installation and Configuration.

9.2.1 Equipment Delivery. Title and all risk of loss or damage to Equipment will pass to Customer upon shipment to Customer. Unless Customer clearly advises McKesson to the contrary in writing, McKesson may make partial shipments of Equipment, to be separately invoiced and paid for when due. Delay in delivery of any installment will not relieve Customer of its obligation to accept the remaining Equipment purchased under this Agreement.

9.2.2 Equipment Installation and Configuration. McKesson, by itself or using its third party suppliers, will provide installation and configuration services for the Equipment, but specifically excluding peripherals, at the Facility. Customer will be responsible, at Customer’s sole expense, for preparing the Facility for installation of the Equipment, including any necessary alterations to the Facility and any required cabling, and will provide McKesson with all assistance reasonably required by McKesson to perform such installation and configuration services.

9.3 Equipment Warranties.

9.3.1 McKesson Warranties. McKesson warrants that, at the time of sale to Customer: (a) McKesson has power to convey title to the Equipment, free of any security interests, liens and encumbrances; and (b) the Equipment is new, unless the parties agree to the contrary.

9.3.2 Third-Party Warranties and Licenses. To the extent that McKesson has the right to do so, McKesson hereby transfers and assigns to Customer the benefit of, and Customer agrees to be bound by and comply with the provisions of: (a) any rights under any supplier’s warranty for the Equipment; and (b) any license or right to use the Equipment and any components of it (such as embedded software).

9.4 Equipment Maintenance.

9.4.1 Equipment Maintenance Services. Subject to payment of the Equipment Maintenance Services fees set forth in the applicable CS in accordance with the terms of that CS, McKesson, by itself or using its third party suppliers, will provide Equipment Maintenance Services to Customer for the Equipment. Equipment Maintenance Services fees for the Initial Equipment Maintenance Term (as defined in Section 9.4.2) will be payable as of the later of the date of McKesson’s delivery of the Equipment to Customer (“Equipment Delivery Date”) or thirty (30) days prior to the date of expiration of the applicable McKesson Equipment supplier warranty. Thereafter, Equipment Maintenance Services fees will be payable prior to the commencement of each one (1) month renewal period of Equipment Maintenance Services, as specified in Section 9.4.2. McKesson may increase the Equipment Maintenance Services fees by any price increase from McKesson’s Equipment suppliers, effective as of the date of the suppliers’ price increase.

9.4.2 Equipment Maintenance Term. Except as otherwise specified in a CS, McKesson will provide Equipment Maintenance Services for an initial term that will commence as of the later of the Effective Date of this Agreement or the effective date of the applicable CS and will end three (3) years thereafter (the “Initial Equipment Maintenance Term”). Following the expiration of the Initial Equipment Maintenance Term, subject to Customer’s payment of the applicable Equipment Maintenance Services fees, McKesson will continue to provide Customer with Equipment Maintenance Services for successive, automatically renewable one (1) month periods, unless either party provides the other party with written notice of termination of Equipment Maintenance Services no less than one (1) month prior to the end of the Initial Equipment Maintenance Term or the end of the next renewal period.

10. GENERAL.

10.1 This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. Except as otherwise expressly set forth below, Customer shall not assign this Agreement or any license granted hereunder without the express written consent of McKesson, which consent shall not be unreasonably withheld or delayed. Customer may, upon notice to McKesson, assign this Agreement, together with any license granted hereunder, to any Affiliate or any entity resulting from the sale, combination or transfer of all or substantially all of the assets or capital stock, or from any other corporate form of reorganization, provided the assignment is not to a competitor of McKesson. Upon any permitted assignment of this Agreement, Customer shall not incur any transfer fees other than such fees as may be required for any expanded or additional licenses, equipment, or services necessary for as a result of such assignment. McKesson may, upon notice to Customer, assign this Agreement to any affiliate or any entity resulting from the sale, combination or transfer of all or substantially all of the assets or capital stock, or from any other corporate form of reorganization by or of McKesson. McKesson may subcontract any of its obligations under this Agreement, and may perform those obligations through personnel employed by, or under contract with, McKesson.

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

10.2 Audit.

10.2.1 McKesson may from time to time perform an audit to determine compliance with the terms of this Agreement upon reasonable notice. If the number of copies or users is found to be greater than that contracted for on any CS or Attachment, McKesson may charge Customer the license fees per the Audit License Fee Schedule below for additional licenses required to bring Customer into license compliance as set forth on the applicable CS, regardless of any different pricing commitments set forth in any CS. If the resulting adjustments to the license fees owing by Customer are greater than ten percent (10%) of the license fees previously paid by Customer to McKesson, McKesson may also charge Customer the reasonable expenses associated with such audit.

10.2.2 In the event Customer must purchase additional Software licenses per this Section, Customer will purchase such licenses for a license fee equal to the applicable percentage as shown below off of the then-current list price for such McKesson-owned Software (the “Discount”), pursuant to the terms and conditions of this Agreement, the execution of a CS identifying such McKesson-owned Software, and subject to each of the following: (a) the Discount shall not apply to any Third-Party Software or Third-Party Software Maintenance Services and (b) as of the effective date of the applicable CS, Customer is not past due on any undisputed invoices, fees, charges or expenses owed to McKesson.

Audit License Fee Schedule

Number of Years After Effective Date of this Agreement	Discount
First 3 Years	35%
Year 4	30%
Year 5	25%
Year 6	17%
Thereafter	List

10.2.3 Any audit by McKesson pursuant to this Section shall comply with Customer’s reasonable privacy, security, network and other applicable policies and procedures that are provided to McKesson in writing promptly following receipt of written notice from McKesson that an audit will be performed.

10.3 Payment Terms.

10.3.1 Customer will pay all fees and other charges due under individual Contract Supplements to McKesson in United States dollars, as invoiced by McKesson within thirty-five (35) days after date of invoice to the Facility designated in writing by Customer. Such invoices may also include, as applicable, packing, delivery and insurance charges incurred by McKesson or its suppliers in connection with delivering the Software and Equipment to Customer. Customer will also reimburse McKesson, within thirty-five (35) days after date of invoice, for all reasonable out-of-pocket expenses incurred by McKesson or its suppliers in the course of providing services, including, but not limited to, travel, accommodations and living expenses in accordance with McKesson’s then-current travel policies; McKesson’s current travel policies as of the Effective Date are set forth in Exhibit 2 hereto. However, if Customer does not pay such fees, charges or expenses when due, then McKesson reserves the right to require reasonable advance payments or credit arrangements through a third party as a condition to providing Software, Equipment or Services, as the case may be, notwithstanding any express obligation to provide them elsewhere in this Agreement. Disputes as to the accuracy of an invoice must be presented in writing to McKesson by Customer within sixty-five (65) days of the date of the invoice, and such disputes will be addressed by the parties in accordance with Section 10.13 of this Agreement. Notwithstanding the foregoing, unless otherwise stipulated herein, failure by Customer to make payments to McKesson which are reasonably disputed in writing in accordance with this paragraph and Section 10.13 herein, and for which resolution is promptly commenced, shall not constitute a material breach of this Agreement, and McKesson shall continue to provide services during any such dispute.

10.3.2 McKesson may charge Customer interest on the outstanding balance of any overdue fees, charges or expenses at a rate equal to one percent (1%) per month or the highest rate permitted by applicable law, whichever is lower. Notwithstanding the foregoing, McKesson will charge said interest only on undisputed invoices, fees, charges or expenses, provided that Customer has provided notice of such dispute in accordance with Section 10.3.1 above and the dispute is alleged by Customer in good faith. Customer will reimburse McKesson for all reasonable costs and expenses incurred (including reasonable attorneys’ fees) in collecting any overdue amounts.

10.4 Within ninety (90) days of termination of any license granted pursuant to this Agreement, Customer shall cease using the Software and Documentation and Customer shall certify to McKesson in writing that all copies (in any form or media) of the Software and Documentation, whether or not modified or incorporated into other materials, have been destroyed or returned to McKesson. Termination of this Agreement or any license shall not relieve Customer’s obligation to pay all fees incurred prior to such termination, except any such fees that are the subject of a reasonable, good-faith dispute by Customer, and shall not limit either party from pursuing any other remedies available to it. Each party’s obligations under Section 4 hereof shall survive termination of any license or this Agreement.

10.5 Third-party Software (“Third-Party Software”) sublicensed or distributed by McKesson to Customer, if any, is identified on the applicable CS or Attachment. To the extent that the terms or conditions under which McKesson sublicenses or distributes any such software to Customer differ from the terms and conditions otherwise stated in this

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

Agreement, said differences are stated on such CS or Attachment or in shrinkwrap agreements provided with such software and such differences shall control; provided, however, that if Customer has a reasonable objection to any such differences in such a shrinkwrap agreement, the parties shall negotiate in good faith any commercially reasonable and practical remedy. In the event that McKesson can reasonably demonstrate the need to replace or substitute any Third-Party Software, the parties agree to negotiate in good faith the terms and conditions under which McKesson will make available reasonably comparable software for the originally licensed Third-Party Software.

10.6 This Agreement is subject to any governmental laws, orders or other restrictions on the export of Software and related information and Documentation that may be imposed by governmental authorities. Customer shall comply with any governmental laws, orders or other restrictions on the export and re-export of Software (including technical data and any related information and Documentation) which may be imposed from time to time by the governments of the United States and any country to which any Software is shipped.

10.7 A Party may terminate this Agreement or any C S immediately upon notice to the other party if the other party: (a) materially breaches this Agreement or the applicable Contract Supplement and fails to remedy that breach within sixty (60) days after receiving notice of the breach, provided that if a longer period is reasonably required to cure the breach and the cure is promptly begun, such cure period shall be extended for as long as the cure is being diligently prosecuted to completion; (b) infringes the intellectual property rights and fails to remedy that breach within thirty (30) days after receiving notice of the breach; (c) materially breaches this Agreement or the applicable C S in a manner that cannot be remedied; or (d) commences dissolution proceedings or ceases to operate in the ordinary course of business. Material breach of a particular C S does not allow the terminating party to terminate this Agreement in its entirety or any other C S unless the terminating party’s rights under this Agreement or such other C S are substantially diminished by the breach. All notices relating to termination or default under this Agreement shall be in writing and delivered by overnight delivery service or certified mail return receipt requested, to the address of such party specified above (addressed in the case of McKesson to the attention of its General Counsel) or specified by such party in accordance with this Section.

10.8 McKesson and Customer agree to make available upon the written request of the Secretary of Health and Human Services or the Comptroller General, or their representatives, this Agreement and such books, documents and records as may be necessary to verify the nature and extent of the costs of the services rendered hereunder to the full extent required by the Centers for Medicare & Medicaid Services implementing Section 952 of the Omnibus Reconciliation Act of 1980, codified at 42 U.S.C. Section 1395x(v)(1)(I), or by any other applicable federal or state authority.

10.9 This Agreement shall be governed by and construed in accordance with the laws in the state in which the Customer is located, exclusive of its rules governing choice of law and conflict of laws.

10.10 Any action of any kind arising out of or in any way connected with this Agreement, other than collection of outstanding payment obligations, must be commenced within two (2) years of the date upon which the cause of action was discovered or should reasonably have been discovered by the party bringing the action.

10.11 This Agreement, including exhibits, attachments, written terms incorporated by reference and Contract Supplements or Attachments, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superceding and replacing all prior agreements, communications, understandings (both written and oral) regarding such subject matter. Pre-printed terms and conditions on or attached to Customer’s purchase orders shall be of no force or effect. Each party executes this Agreement by its duly authorized representative.

10.12 Nothing in this Agreement shall confer upon any person other than the Parties and their respective successors or assigns, any rights, remedies, obligations, or liabilities whatsoever.

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

10.13 Dispute Resolution. Any claim arising out of or relating to this Agreement or its subject matter or any right or obligation created by this Agreement, irrespective of the legal theory or claims underlying such dispute (including tort or statutory claims) (“Dispute”) shall be resolved in accordance with this Section 10.13. The party asserting the Dispute will give prompt notice to the other party describing the Dispute in reasonable detail (“Dispute Notice”). Each party agrees not to commence court proceedings against the other party relating to a Dispute except as expressly permitted by the terms of this Section 10.13, after complying with the escalation procedures and forty (40) day internal negotiation requirements stated herein, except that the provisions of this Section will not prevent a party from commencing court proceedings seeking injunctive relief for Disputes related to Intellectual Property Rights. Promptly after receipt of the Dispute Notice, the parties will negotiate in good faith to resolve the Dispute. Either party may escalate the Dispute negotiations to higher level personnel, by notice to the other party, as specified below:

Customer	McKesson	Time After Dispute Notice
	Project Manager/Account Executive	Immediate

	Senior Customer Services, Software Business Unit	15 days

	Vice President, Software Business Unit	25 days

If the Dispute has not been resolved within forty (40) days after receipt of the Dispute Notice, then either party may commence court proceedings against the other party.

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

ADDUS HEALTHCARE, INC.		MCKESSON INFORMATION SOLUTIONS LLC

By:	/s/ W. Andrew Wright	By
Name Printed:	W. Andrew Wright	Name Printed:
Title:	President and CEO	Title:
Date:	3/24/06	Date:

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

EXHIBIT 1

MCKESSON BUSINESS ASSOCIATE AGREEMENT EXHIBIT

1. DEFINITIONS. All capitalized terms used herein that are not otherwise defined have the meanings ascribed in HIPAA.

1.1 “Designated Record Set” means a group of records maintained by or for Customer that are the medical records and/or billing records of individual patients or are otherwise used by Customer to make decisions about individual patients.

1 2 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the federal HIPAA privacy regulations at 45 C.F.R. parts 160 and 164.

1 3. “Individually Identifiable Health Information” means individually identifiable health information as defined at 45 C.F.R. § 164.501.

1.4. “Protected Health Information” or “PHI” means Individually Identifiable Health Information (transmitted or maintained in any form or medium) concerning Customer patients or the patients of any of Customer’s health care provider customers.

2. RESPONSIBILITIES OF THE PARTIES WITH RESPECT TO PROTECTED HEALTH INFORMATION.

2.1 Responsibilities of McKesson. Beginning upon the compliance date established by HIPAA, with regard to PHI obtained from Customer, McKesson agrees as follows:

(a) McKesson will use and/or disclose the PHI only as permitted or required by the Agreement or as required by law.

(b) McKesson will use appropriate safeguards to maintain the security of the PHI and to prevent unauthorized use or disclosure of PHI, which will in no event be any less than the means which McKesson uses to protect its own confidential information.

(c) McKesson will promptly report to Customer any use or disclosure of PHI of which McKesson becomes aware that is not permitted by this Exhibit.

(d) If McKesson is permitted to utilize an agent or subcontractor to perform any of its obligations under the Agreement, McKesson will require all such subcontractors and agents that receive or use, or have access to, PHI under the Agreement to agree, in writing, to the same restrictions and conditions on the use and/or disclosure of PHI that apply to McKesson pursuant to this Exhibit.

(e) McKesson will make available its internal practices, books and records relating to the use and disclosure of PHI to the Secretary of HHS for purposes of determining Customer’s compliance with HIPAA.

(f) McKesson will provide to Customer such information in McKesson’s possession as is reasonably requested by Customer and necessary to enable Customer to respond to a request by an individual for an accounting of the disclosures of the individual’s PHI in accordance with HIPAA.

(g) Unless otherwise explicitly stated in the applicable Contract Supplement, the parties do not intend for McKesson to maintain any PHI in a Designated Record Set for Customer. If McKesson maintains any PHI in a Designated Record Set, then McKesson agrees to (1) provide to Customer such PHI in a timely fashion upon written request, and (2) to make amendments to such PHI in accordance with HIPAA.

(h) If McKesson believes it has a legal obligation to disclose any PHI, it will notify Customer as soon as reasonably practical after it learns of such obligation, and in any event within a time sufficiently in advance of the proposed release date such that Customer’s rights would not be prejudiced, as to the legal requirement pursuant to which it believes the PHI must be released. If Customer objects to the release of such PHI, McKesson will allow Customer to exercise any legal rights or remedies McKesson night have to object to the release of the PHI, and McKesson agrees to provide such assistance to Customer, at Customer’s expense, as Customer may reasonably request in connection therewith.

(i) As of the final compliance date established by the applicable regulation:

a. McKesson will implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

electronic protected health information that it creates, receives, maintains, or transmits on behalf of Customer as required by HIPAA.

b. McKesson will ensure that any agent, including a subcontractor, to whom it provides such information, agrees to implement reasonable and appropriate safeguards to protect it.

c. McKesson will report to Customer any security incident of which it becomes aware.

2.2. Responsibilities of Customer. Customer agrees to obtain any consent or authorization that may be required by HIPAA, or applicable state law, prior to furnishing McKesson with PHI. Customer agrees to timely notify McKesson, in writing, of any arrangements between Customer and the individual that is the subject of PHI that may impact in any manner the use and/or disclosure of that PHI by McKesson under this Exhibit.

2.3. Effect of Changes of HIPAA Privacy Regulation on Responsibilities of the Parties. To the extent that any relevant provision of HIPAA is materially amended in a manner that changes the obligations of McKesson or Covered Entities that are embodied in term(s) of this Exhibit, the Parties agree to negotiate in good faith appropriate non-financial terms or amendment(s) to this Exhibit to give effect to such revised obligations. In addition, the terms of this Exhibit should be construed in light of any interpretation and/or guidance on HIPAA issued by HHS from time to time.

3. PERMITTED USES AND DISCLOSURES OF PROTECTED HEALTH INFORMATION BY MCKESSON. Except as specified below, McKesson may only access, duplicate or otherwise use or disclose PHI as necessary to perform its obligations under the Agreement, provided that such use or disclosure would not violate HIPAA if done by Customer. Unless otherwise permitted by this Agreement, McKesson will not permit the disclosure of any PHI to any person or entity other than such of its employees, agents or subcontractors who must have access to the PHI in order for McKesson to perform its obligations under the Agreement and who agree to keep such PHI confidential as required by this Exhibit. Unless otherwise limited herein, McKesson may:

(a) use the PHI in its possession for its proper management and administration and to fulfill any legal responsibilities of McKesson.

(b) disclose the PHI in its possession to a third party for the purpose of McKesson’s proper management and administration or to fulfill any legal responsibilities of McKesson, provided that (i) the disclosures are required by law, or (ii) McKesson has received from the third party reasonable assurances regarding the confidential handling of such PHI as required under HIPAA.

(c) aggregate the PHI obtained by McKesson.

4. TERMINATION OF AGREEMENT.

4.1. Termination by Customer. Customer may terminate this Agreement or any other agreement that requires the use of PHI if McKesson has violated a material term of this Exhibit and has failed to cure such breach within thirty (30) days after Customer has provided McKesson with prompt written notice of such material breach.

4.2. Return of PHI. Upon the expiration or termination, for any reason, of this Agreement that requires the use of PHI by McKesson. McKesson will promptly return to Customer, or at Customer’s sole option destroy, any PHI in its possession or control and will retain no copies of such PHI, and, unless otherwise expressly agreed to in writing, any right or license which McKesson has to use the PHI will terminate immediately upon such expiration or termination of this Agreement. If the destruction or return of the PHI is not reasonably feasible, the protections contained in this Agreement will continue to apply to any retained PHI, and any further use or disclosure of the PHI by McKesson is limited solely to those purposes that made the return or destruction of such PHI infeasible.

5. RIGHT TO INJUNCTIVE RELIEF. McKesson expressly acknowledges and agrees that the breach, or threatened breach, by it of any provision of this Exhibit may cause Customer to be irreparably harmed and that Customer may not have an adequate remedy at law. Therefore, McKesson agrees that upon such breach, or threatened breach, Customer will be entitled to seek injunctive relief to prevent McKesson from commencing or continuing any action constituting such breach without having to post a bond or other security and without having to prove the inadequacy of any other available remedies. Nothing in this paragraph will be deemed to limit or abridge any other remedy available to Customer at law or in equity.

6. MISCELLANEOUS.

6.1 Amendment to Comply with Law. The parties acknowledge that state and federal laws relating to electronic data security and privacy are

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

rapidly evolving and that amendment of this Agreement may be required to provide for procedures to ensure compliance with such developments. The parties specifically agree to take such action as is necessary to implement the standards and requirements of HIPAA and other applicable laws relating to the security or confidentiality of Health Information. The parties understand and agree that Customer must receive satisfactory written assurance from McKesson that McKesson will adequately safeguard all Health Information that it receives or creates on behalf of Customer Upon Customer’s request, McKesson agrees to promptly enter into negotiations with Customer, concerning the terms of any amendment to this Agreement embodying written assurances consistent with the standards and requirements of HIPAA or other applicable laws.

6.2 Relationship to Underlying Agreement(s) Provisions. In the event that a provision of this Agreement is contrary to a provision of an underlying agreement(s), the provision of this Agreement shall control. Otherwise, this Agreement shall be construed under, and in accordance with, the terms of such underlying agreement(s), and shall be considered an amendment of and supplement to such underlying agreement(s).

6.3 Modification of Agreement. No alteration, amendment, or modification of the terms of this Agreement shall be valid or effective unless in writing and signed by McKesson and Customer.

6.4 Non-Waiver. A failure of any party to enforce at any time any term, provision or condition of this Agreement, or to exercise any right or option herein, shall in no way operate as a waiver thereof, nor shall any single or partial exercise preclude any other right or option herein. In no way whatsoever shall a waiver of any term, provision or condition of this Agreement be valid unless in writing, signed by the waiving party, and only to the extent set forth in such writing.

6.5 Agreement Drafted By All Parties. This Agreement is the result of arm’s length negotiations between the parties and shall be construed to have been drafted by all parties such that any ambiguities in this Agreement shall not be construed against either party.

6.6 Severability. If any provision of this Agreement is found to be invalid or unenforceable by any court, such provision shall be ineffective only to the extent that it is in contravention of applicable laws without invalidating the remaining provisions hereof.

6.7 Section Headings. The section headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provision of this Agreement.

6.8 No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.

6.9 Notices. Any notices required or permitted to be given hereunder by either party to the other shall be given in writing: (1) by personal delivery; (2) by electronic facsimile with confirmation sent by United States first class registered or certified mail, postage prepaid, return receipt requested; (3) by bonded courier or by a nationally recognized overnight delivery service; or (4) by United States first class registered or certified mail, postage prepaid, return receipt requested, in each case, addressed to

If to McKesson:

5995 Windward Parkway

Alpharetta, Georgia 30005

Attn: General Counsel

If to Customer:

Addus HealthCare, Inc.

2401 S. Plum Grove Road

Palatine, Illinois 60067

Attn: Privacy Officer

or to such other addresses as the parties may request in writing by notice given pursuant to this section 6.9. Notices shall be deemed received on the earliest of personal delivery, upon delivery by electronic facsimile with confirmation from the transmitting machine that the transmission was completed; twenty-four (24) hours following deposit with a bonded courier or overnight delivery service; or seventy-two (72) hours following deposit in the U.S. Mail as required herein.

6.11 Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (without regard to principles of conflicts of laws). The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state or federal (if permitted by law and a party elects to file an action in federal court) courts located in Illinois. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this section 6.11. Each party waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section 6.11.

6.12 Interpretation. Any ambiguity in this Agreement shall be resolved to permit compliance with the Privacy Regulations.

6.13. Survival. This Exhibit 1 will survive the termination or expiration of the underlying agreement.

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LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

EXHIBIT 2

2006 MCKESSON CORPORATE TRAVEL POLICY

TRAVEL POLICY, PROCEDURES, AND EXPENSE REIMBURSEMENT GUIDELINES

I TRAVEL ARRANGEMENTS. All travel arrangements (to include airline, lodging, rental car, etc.) must be arranged through McKesson’s currently designated corporate travel agency (“Agency”). Tickets not issued by the Agency will not be reimbursed.

A. Air Travel. The Company will reimburse all business air travel as long as such travel is at the lowest cost available airfare, short of endangering the reason for the trip or the business needs dictated by a customer. The guidelines surrounding our travel policy are as follows:

The lowest available airfare, regardless of penalties or restriction, must be utilized by anyone traveling at the expense of McKesson. Any tickets being requested within 7-days of travel require Senior V.P. approval before the ticket can be issued by the Travel Department.

The Agency will automatically confirm the lowest airfare available on the requested routing. The Agency will check all flights one and a half hours before and one and a half hours after the originally requested arrival, for the lowest available airfare and advise the traveler of the lowest fare options.

B. Lodging. The Company will pay only actual room rental costs supported by the hotel bill for each day that lodging away from home is required for business reasons. Hereafter, the standard hotel will be Marriott Courtyard-type lodging for all business-related travel.

C. Car Rentals. The Company will reimburse car rentals only when other means of transportation are unavailable, more costly, or impractical. The use of a rental car must be justified as a business need and not as a matter of personal convenience. The use of intermediate or full-size cars is acceptable only when two or more employees are traveling together and sharing the rental car, or when it is necessary to have a larger vehicle for carrying clients or equipment.

D. Other Transportation.

1. Personal Car. The Company prefers travel through use of public transportation, but an employee’s automobile should be used when other transportation is unavailable or economy can be realized. The Company will reimburse the employee at the rate of $0.445 per mile over and above the normal commute, plus parking and tolls, for authorized business use of personal cars. The normal commute includes an employee’s drive to his/her office, or FM site, if located in the same city in which the employee resides.

2. Taxis and Other Out-of-Town Transportation. The cost of a taxi to and from places of business, hotels, or airports in connection with business activities is reimbursable. Use of taxis is authorized only when more economical services (hotel vans, shuttles, etc.) are not available. Employees are encouraged to utilize public transportation whenever feasible. Receipts are required for all transportation expenses.

II. MEALS. The Company will reimburse employees for meal expenses (breakfast, lunch, and dinner) actually incurred, providing such expenses are reasonable and appropriate. The suggested costs below should provide a guideline to employees as to what the Company feels is fair and reasonable, but in no event should the total exceed $40.00 per day:

Breakfast	$8.00
Lunch	$1200
Dinner	$20.00

LICENSE AGREEMENT FOR HORIZON HOMECARETM SOFTWARE AND PURCHASE OF RELATED PRODUCTS AND SERVICES PROPRIETARY AND CONFIDENTIAL TO MCKESSON INFORMATION SOLUTIONS LLC	Addus HealthCare, Inc. Customer No: TBD Contract No C0608555 March 24, 2006

III. OTHER REIMBURSABLE EXPENSES

A. Telephone Expenses.

1. Business. The Company will pay charges for local and long-distance business calls made outside a Company office, provided the calls are supported by a listing hotel bill, or telephone bill. All domestic long distance telephone calls should be placed through AT&T.

2. Personal. The Company will pay charges for personal long distance calls when the employee is away from home for business reasons. These should be limited to one ten-minute call a day. In order to maximize the savings potential employees should place personal calls through AT&T.

B. Laundry Expenses The Company will pay for reasonable laundry or dry cleaning charges for employees who are traveling out of town and will be out of town on company business for five nights or more. In such situations, the employee’s manager determines the fair and reasonable nature and amount of reimbursable business expenditure

C. Tips and Gratuities. The Company will pay for reasonable tipping and gratuities:

*	up to 20% of the total restaurant bill

*	$1 per bag porterage

*	up to 15% of the total cab fare

D. In-Town Expenses. When traveling within his/her headquarters city, an employee may expense charges for local transportation if required for business purposes and when authorized. Whenever public transportation is not used, claims for taxis, private limousines, and personal car mileage should be separated, claimed, and explained, showing the purpose of the trip and the itinerary.